Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES SECOND QUARTER 2020 RESULTS

DALLAS--(BUSINESS WIRE)—August 3, 2020-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today the financial and operating results for the second quarter of 2020. For the quarter, the Company generated a net loss of $199 million, or $0.49 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $95 million or $0.23 per diluted share for the second quarter of 2020.

SECOND QUARTER 2020 HIGHLIGHTS

•	Net Production(2) - 60,100 barrels of oil equivalent per day (boepd) with sales of 67,100 boepd

•	Revenues - $127 million

•	Realized oil and gas revenues, including the impact of hedging program - $25.82 per boe

•	Production expense - $89 million, or $14.53 per boe

•	General and administrative expenses - $18 million, $10 million cash expense and $8 million non-cash equity-based compensation expense

•	Capital expenditure - $66 million

At quarter end, the Company was in a net underlift position of approximately 1.1 million barrels of oil.

Commenting on the company’s 2Q 2020 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “Kosmos delivered strong operational performance in the second quarter, despite a challenging backdrop for our industry. Production was in line with guidance and we are on track to deliver the cost reductions we set out earlier in the year.

We have added an additional source of liquidity with the prepayment agreement, and total liquidity stood at over $600 million at the end of the second quarter. At current oil prices, the company has reached a free cash flow inflection point and we expect to generate positive free cash flow through the second half of the year and into 2021.

Looking forward, we continue to make good progress in Mauritania & Senegal despite the COVID-19 mitigations, with Phase 1 of the Tortue project now around 40% complete, a 7% increase in the quarter, which supports the sell down process. We continue to mature our exploration portfolio focusing on high return, fast payback opportunities with several proven basin, infrastructure-led exploration targets and a self-funded basin-opening exploration program expected in 2021.”

FINANCIAL UPDATE

In June 2020, the Company entered into a Production Prepayment Agreement with Trafigura Trading LLC (“Trafigura”) for up to $200 million of crude oil sales related primarily to a portion of Kosmos' 2022 and 2023 U.S. Gulf of Mexico production. The Company received $50 million from Trafigura under the Production Prepayment Agreement in June, and the Company may elect for Trafigura to advance two additional tranches of crude oil for up to $150 million, subject to finalizing additional commitments for $50 million.

Kosmos exited the second quarter of 2020 with approximately $614 million of liquidity(3) and $2.0 billion of net debt. Net debt increased by $66 million in the second quarter, largely driven by a build in working capital.

OPERATIONAL UPDATE

COVID-19 Update

Despite the recent stabilizing of oil prices, the COVID-19 pandemic and its economic impact continue to create a challenging environment for the oil and gas sector. Kosmos’ response remains focused on safe and reliable operations by protecting the health of our employees and contractors, reducing the risk of the virus spreading in our operations, and minimizing the impact on our business. We are also working closely with the local communities in the countries we operate in around the world to fight the virus.

Production

Total net production in the second quarter of 2020 averaged approximately 60,100 boepd(2), as expected, due to the previously announced shut-in of some U.S. Gulf of Mexico production during May (~6,000 boepd second quarter impact). Approximately 60% of total production during the quarter was sold during the month of April, which experienced particularly low oil prices and therefore had an impact on the Company's realized oil prices for the second quarter.

Ghana

Production in Ghana continued to be unaffected by COVID-19, despite the previously disclosed offshore cases, and averaged approximately 28,700 barrels of oil per day (bopd) net in the second quarter of 2020, at the top end of guidance. As forecasted, Kosmos lifted three cargos from Ghana during the second quarter.

Jubilee continues to perform well with high reliability. Gross production rates averaged approximately 90,000 bopd during the quarter with consistent water injection and gas offtake since the work to enhance gas handling capacity was completed during the first quarter.

TEN production averaged approximately 50,000 bopd gross for the second quarter. The Ntomme-09 producer well is expected to come online shortly, which is expected to increase production rates.

Full year net production guidance in Ghana of 27,000-29,000 bopd and ten cargos is unchanged.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 20,200 boepd net (80% oil) during the second quarter, including the impact of approximately 6,000 boepd shut-in during the quarter.

As a result of market conditions in the second quarter, the operator of the Delta House platform in the U.S. Gulf of Mexico shut-in the facility during the month of May 2020 and accelerated planned maintenance. The shut-ins were primarily limited to May 2020 and all shut-in fields were brought back online by early June 2020, allowing Kosmos to exit the second quarter at a rate of approximately 29,000 boepd net.

Full year net production guidance in the U.S. Gulf of Mexico remains at the low end of the of 24,000-28,000 boepd range.

Equatorial Guinea

Production in Equatorial Guinea continued to be unaffected by COVID-19 and averaged approximately 34,000 bopd gross and 11,200 bopd net in the second quarter of 2020. Kosmos lifted 1.5 cargos from Equatorial Guinea during the quarter, which includes half a cargo pushed from late-March into early April, as disclosed previously. Full year net production guidance of 11,000-13,000 bopd and cargo guidance of 4.5 cargos is unchanged.

Mauritania & Senegal

Phase 1 of the Greater Tortue Ahmeyim project continued to advance in the quarter despite COVID-19 mitigation measures in Mauritania and Senegal. The project is now approximately 40% complete. While the breakwater installation was disrupted as a result of COVID-19, other areas of development continue to progress well. The BP development carry is expected to cover all cash requirements through 2020.

The planned sell down process of our interests in Mauritania and Senegal remains ongoing.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.
(3) Liquidity includes additional committed prepayments under the Production Prepayment Agreement with Trafigura.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss second quarter 2020 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-3982. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial 1-201-493-6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable exploration program balanced between proven basin infrastructure-led exploration (Equatorial Guinea and U.S. Gulf of Mexico), emerging basins (Mauritania, Senegal and Suriname) and frontier basins (Namibia, Sao Tome and Principe, and South Africa). Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2018 Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results. The Company defines net debt as the sum of notes outstanding issued at par and borrowings on the Facility and Corporate revolver less cash and cash equivalents and restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues and other income:
Oil and gas revenue	$127,314	$395,933	$305,094	$692,723
Other income, net	—	1	1	1
Total revenues and other income	127,314	395,934	305,095	692,724

Costs and expenses:
Oil and gas production	88,747	90,977	150,350	170,776
Facilities insurance modifications, net	52	2,278	8,090	(17,743)
Exploration expenses	15,711	29,905	60,316	60,249
General and administrative	18,186	28,072	39,097	63,980
Depletion, depreciation and amortization	121,857	151,438	215,159	269,533
Impairment of long-lived assets	—	—	150,820	—
Interest and other financing costs, net	28,274	59,803	56,109	94,844
Derivatives, net	100,075	(14,185)	(35,963)	62,900
Other expenses, net	1,228	(1,793)	25,157	326
Total costs and expenses	374,130	346,495	669,135	704,865

Income (loss) before income taxes	(246,816)	49,439	(364,040)	(12,141)
Income tax expense (benefit)	(47,425)	32,602	18,118	23,928
Net income (loss)	$(199,391)	$16,837	$(382,158)	$(36,069)

Net income (loss) per share:
Basic	$(0.49)	$0.04	$(0.94)	$(0.09)
Diluted	$(0.49)	$0.04	$(0.94)	$(0.09)

Weighted average number of shares used to compute net income (loss) per share:
Basic	405,195	401,323	404,990	401,244
Diluted	405,195	408,230	404,990	401,244

Dividends declared per common share	$—	$0.0452	$0.0452	$0.0904

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$164,091	$224,502
Receivables, net	116,561	174,293
Other current assets	200,347	167,762
Total current assets	480,999	566,557

Property and equipment, net	3,378,665	3,642,332
Other non-current assets	126,827	108,343
Total assets	$3,986,491	$4,317,232

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$145,670	$149,483
Accrued liabilities	203,275	380,704
Current maturities of long-term debt	56,000	—
Other current liabilities	43,974	8,914
Total current liabilities	448,919	539,101

Long-term liabilities:
Long-term debt, net	2,107,653	2,008,063
Production prepayment agreement, net	49,333	—
Deferred tax liabilities	644,091	653,221
Other non-current liabilities	282,308	275,145
Total long-term liabilities	3,083,385	2,936,429

Total stockholders’ equity	454,187	841,702
Total liabilities and stockholders’ equity	$3,986,491	$4,317,232

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating activities:
Net income (loss)	$(199,391)	$16,837	$(382,158)	$(36,069)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	124,049	153,740	219,634	274,222
Deferred income taxes	(48,527)	(16,897)	23,650	(56,730)
Unsuccessful well costs and leasehold impairments	1,627	1,593	20,855	7,099
Impairment of long-lived assets	—	—	150,820	—
Change in fair value of derivatives	104,707	(8,121)	(31,615)	65,686
Cash settlements on derivatives, net(1)	25,798	(17,468)	34,814	(21,044)
Equity-based compensation	8,347	9,491	17,693	17,932
Loss on extinguishment of debt	2,215	24,794	2,215	24,794
Other	2,555	2,436	6,529	7,417
Changes in assets and liabilities:
Net changes in working capital	(67,253)	73,332	(125,273)	(60,917)
Net cash provided by (used in) operating activities	(45,873)	239,737	(62,836)	222,390

Investing activities
Oil and gas assets	(51,526)	(74,891)	(135,242)	(153,268)
Other property	1	(4,159)	(1,536)	(5,230)
Proceeds on sale of assets	—	—	1,713	—
Notes receivable from partners	(18,379)	(5,983)	(42,362)	(5,983)
Net cash used in investing activities	(69,904)	(85,033)	(177,427)	(164,481)

Financing activities:
Borrowings on long-term debt	100,000	—	150,000	175,000
Payments on long-term debt	—	(200,000)	—	(300,000)
Advances under production prepayment agreement	50,000	—	50,000	—
Net proceeds from issuance of senior notes	—	641,875	—	641,875
Redemption of senior secured notes	—	(535,338)	—	(535,338)
Purchase of treasury stock / tax withholdings	—	(3)	(4,947)	(1,983)
Dividends	(25)	(18,142)	(19,181)	(36,289)
Deferred financing costs	(136)	(821)	(136)	(1,981)
Net cash provided by (used in) financing activities	149,839	(112,429)	175,736	(58,716)

Net increase (decrease) in cash, cash equivalents and restricted cash	34,062	42,275	(64,527)	(807)
Cash, cash equivalents and restricted cash at beginning of period	130,757	142,534	229,346	185,616
Cash, cash equivalents and restricted cash at end of period	$164,819	$184,809	$164,819	$184,809

(1)
Cash settlements on commodity hedges were $30.4 million and $(11.4) million for the three months ended, June 30, 2020 and 2019, respectively, and $42.4 million and $(18.7) million for the six months ended June 30, 2020 and 2019, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three months ended		Six months ended		Twelve Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019	June 30, 2020
Net income (loss)	$(199,391)	$16,837	$(382,158)	$(36,069)	$(401,866)
Exploration expenses	15,711	29,905	60,316	60,249	181,022
Facilities insurance modifications, net	52	2,278	8,090	(17,743)	1,579
Depletion, depreciation and amortization	121,857	151,438	215,159	269,533	509,487
Impairment of long-lived assets	—	—	150,820	—	150,820
Equity-based compensation	8,347	9,491	17,693	17,932	32,131
Derivatives, net	100,075	(14,185)	(35,963)	62,900	(26,978)
Cash settlements on commodity derivatives	30,430	(11,403)	42,449	(18,692)	24,800
Restructuring and other	(222)	—	17,801	187	44,964
Other, net	839	—	3,930	(14)	8,093
Gain on sale of assets	—	—	—	—	(10,528)
Interest and other financing costs, net	28,274	59,803	56,109	94,844	116,339
Income tax expense (benefit)	(47,425)	32,602	18,118	23,928	75,084
EBITDAX	$58,547	$276,766	$172,364	$457,055	$704,947

Kosmos Energy Ltd.
Adjusted Net Income
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss)	$(199,391)	$16,837	$(382,158)	$(36,069)

Derivatives, net	100,075	(14,185)	(35,963)	62,900
Cash settlements on commodity derivatives	30,430	(11,403)	42,449	(18,692)
Facilities insurance modifications, net	52	2,278	8,090	(17,743)
Impairment of long-lived assets	—	—	150,820	—
Restructuring and other	(222)	—	17,801	187
Other, net	839	—	3,930	(14)
Loss on extinguishment of debt	2,215	24,794	2,215	24,794
Total selected items before tax	133,389	1,484	189,342	51,432

Income tax expense (benefit) on adjustments(1)	(29,031)	3,463	5,433	(16,578)
Impact of valuation adjustments and U.S. tax law changes	—	—	26,001	—
Adjusted net income (loss)	$(95,033)	$21,784	$(161,382)	$(1,215)

Net income (loss) per diluted share	$(0.49)	$0.04	$(0.94)	$(0.09)

Derivatives, net	0.25	(0.03)	(0.09)	0.16
Cash settlements on commodity derivatives	0.07	(0.03)	0.10	(0.05)
Facilities insurance modifications, net	—	—	0.02	(0.04)
Impairment of long-lived assets	—	—	0.37	—
Restructuring and other	—	—	0.05	—
Other, net	—	—	0.01	—
Loss on extinguishment of debt	0.01	0.06	0.01	0.06
Total selected items before tax	0.33	0.00	0.47	0.13

Income tax expense (benefit) on adjustments(1)	(0.07)	0.01	0.01	(0.04)
Impact of valuation adjustments and U.S. tax law changes	—	—	0.06	—
Adjusted net income (loss) per diluted share	$(0.23)	$0.05	$(0.40)	$0.00

Weighted average number of diluted shares	405,195	408,230	404,990	401,244

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by (used in) operating activities	$(45,873)	$239,737	$(62,836)	$222,390
Net cash used in investing activities	(69,904)	(85,033)	(177,427)	(164,481)
Free cash flow(1)	$(115,777)	$154,704	$(240,263)	$57,909

(1)
Commencing this quarter, the Company no longer includes restricted cash and other cash used in financing activities (deferred financing costs, the purchase of treasury stock and costs related to the redemption of the senior secured notes and issuance of senior notes) in its calculation of free cash flow to better reflect cash flow of the underlying business, consistent with general industry practice. Accordingly, free cash flow excludes change in restricted cash of $3.5 million and $0.2 million for the three months ended, June 30, 2020 and 2019, respectively, and $4.1 million and $4.2 million for the six months ended June 30, 2020 and 2019, respectively, and other cash used in financing activities of $(0.1) million and $(19.3) million for the three months ended, June 30, 2020 and 2019, respectively, and $(5.1) million and $(22.4) million for the six months ended June 30, 2020 and 2019, respectively.

Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net Volume Sold
Oil (MMBbl)	5.751	5.851	9.202	10.541
Gas (MMcf)	1.303	1.663	3.284	3.464
NGL (MMBbl)	0.142	0.139	0.335	0.251
Total (MMBoe)	6.110	6.267	10.084	11.369
Total (Boepd)	67.145	68.870	55.408	62.814

Revenue
Oil sales	$124,813	$389,286	$296,729	$680,150
Gas sales	2,113	4,145	5,832	7,807
NGL sales	388	2,502	2,533	4,766
Total sales	127,314	395,933	305,094	692,723
Cash settlements on commodity derivatives	30,430	(11,403)	42,449	(18,692)
Realized revenue	$157,744	$384,530	$347,543	$674,031

Oil and Gas Production Costs	$88,747	$90,977	$150,350	$170,776

Sales per Bbl/Mcf/Boe
Oil sales per Bbl	$21.70	$66.53	$32.25	$64.52
Gas sales per Mcf	1.62	2.49	1.78	2.25
NGL sales per Bbl	2.73	18.01	7.56	19.00
Total sales per Boe	20.84	63.18	30.25	60.93
Cash settlements on commodity derivatives per oil Bbl(1)	5.29	(1.95)	4.61	(1.77)
Realized revenue per Boe	25.82	61.36	34.46	59.28

Oil and gas production costs per Boe	$14.53	$14.52	$14.91	$15.02

(1)	Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was underlifted by approximately 1,097 thousand barrels as of June 30, 2020.

Hedging Summary
As of June 30, 2020(1)
(Unaudited)

			Weighted Average Price per Bbl
						Purchased
	Index	MBbl	Floor(3)	Sold Put	Ceiling	Call
2020:
Swaps	Dated Brent	5,275	$42.67	$—	$—	$—
Swaps	Argus LLS	3,000	29.98	—	—	—
Call spreads	NYMEX WTI	(2)	—	—	45.00	35.00
Swaps with sold puts	Dated Brent	333	35.00	25.00	—	—
Three-way collars	Dated Brent	1,000	32.50	25.00	40.00	—
2021:
Swaps with sold puts	Dated Brent	5,000	54.70	43.50	—	—
Three-way collars	Dated Brent	2,000	40.00	30.00	55.20	—

(1)	Please see the Company’s filed 10-K for full disclosure on hedging material. Includes hedging position as of June 30, 2020 and hedges added since quarter-end.

(2)	Added call spreads on 1.0 million barrels to open upside for U.S. Gulf of Mexico production.

(3)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 4.8 MMBbls of sold (short) calls with a strike price of $80.83 per Bbl in 2020, 7.0 MMBbls of sold (short) calls with a strike price of $70.09 per Bbl in 2021 and 1.6 MMBbls of sold (short) calls with a strike price of $60.00 per Bbl in 2022.

2020 Guidance

FY 2020 Guidance

Production(1,2)	62,000 - 70,000 boe per day

Opex	$12.00 - $14.00 per boe

DD&A	$20.00 - $22.00 per boe

G&A(3)	$80-90 million

Exploration Expense(4)	~$60 million

Net Interest	$26 - $30 million per quarter

Tax	$2.00 - $4.00 per boe

Base Business Capex(5)	$200 - $225 million in FY 2020

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.

(1)	3Q 2020 cargos forecast - Ghana: 3 cargos / Equatorial Guinea 1 cargo. FY 2020 Ghana: 10 cargos / Equatorial Guinea 4.5 cargos. Average cargo sizes 950,000 barrels of oil.

(2)	U.S. Gulf of Mexico Production - 3Q 2020: 20,000-22,000 boe per day. Oil/Gas/NGL split for 2020: 80%/12%/8%

(3)	G&A - Approximately 60% cash.

(4)	Excludes dry hole expense of approximately $10 million primarily related to Oldfield.

(5)	Excludes Mauritania and Senegal

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com